Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated November 1, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of VCI Global Ltd. and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

San Mateo, California	WWC, P.C.
November 1, 2022	Certified Public Accountants
PCAOB ID: 1171